Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-01861) of Chyron Corporation of our report dated March 4, 2004 relating to the consolidated financial statements and consolidated financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Melville, New York

March 30, 2004